Exhibit 10.1

Confidential Treatment has been requested for the redacted portions of this agreement. The redactions are indicated with six asterisks (******). A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

MARKETING SERVICES AGREEMENT
This Marketing Services Agreement (this “Agreement”) is entered into as of May 31, 2017 (“Effective Date”) by and between USD Marketing LLC, a Delaware limited liability company (“USDM”) and Stroud Crude Terminal LLC, a Delaware limited liability company (“SCT”). USDM and SCT are individually referred to herein as a “Party” and collectively as the “Parties”.
RECITALS:

(A)
SCT intends to (i) own and operate that certain crude-by-rail offloading facility in Stroud, Oklahoma and (ii) contract for rights to utilize a pipeline connecting such facility to a tank farm in Cushing, Oklahoma (the provision of crude-by-rail transloading and transportation services through the pipeline to the tank farm, together with any expansions of those operations in accordance with the terms of this Agreement, are herein collectively referred to as the “Terminalling Services”);

(B)
The Terminalling Services and the associated facilities and assets are located on real property described on Exhibit A attached hereto (such real property, facilities and assets are herein collectively referred to as the “Stroud Terminal”);

(C)
Concurrently with this Agreement, SCT has entered into a terminal services agreement (“****** TSA”) with ****** to make available Terminalling Services at the Stroud Terminal for a specified minimum barrels of throughput per month (“****** Commitment”) at the Stroud Terminal until June 30, 2020, as such period may be extended or earlier terminated pursuant to the terms of the ****** TSA (“****** TSA End Date”);

(D)
SCT desires that USDM market, on an exclusive basis, the Terminalling Services available at the Stroud Terminal in excess of the ****** Commitment, and USDM is willing to provide such marketing services, all in accordance with the terms and conditions of this Agreement; and

(E)	SCT desires to grant USDM, on an exclusive basis, certain development rights with respect to the Stroud Terminal, all in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, IT IS AGREED between the Parties as follows:

1.	Appointment; Scope of Services

1.1
SCT hereby designates and appoints USDM as the exclusive marketer of, and USDM hereby accepts such appointment to market, the Available Services at the Stroud Terminal pursuant and subject to the terms and conditions set forth in this Agreement. “Available Services” means:

(a)	the available Terminalling Services at the Stroud Terminal in excess of the ****** Commitment from the Effective Date until the ****** TSA End Date; and

(b)	the total Terminalling Services available following the ****** TSA End Date at the Stroud Terminal.

SCT shall update USDM from time to time on the un-contracted quantity of Available Services.

1.2	USDM shall use commercially reasonable efforts to perform this Agreement to maximize the Available Services sold, which must be on the following terms:

(a)	the base throughput fee shall be ******, as such rate may be increased in accordance with Section 2.1(b);

(b)	except in the case of spot sales or transactions having a term no greater than one (1) month, the counterparty must commit to a minimum monthly throughput quantity or minimum throughput payment;

(c)	any deficiency from the minimum throughput quantity or minimum throughput payment must expire no later than six months following the month in which the deficiency is accrued; and

(d)	such other terms and conditions as set forth in the ****** TSA, as may be revised and updated from time to time by SCT.

1.3
USDM shall provide all reasonable details on any proposed transaction it presents to SCT to enable SCT to effectuate such proposed transaction, including any capital improvements or modifications required at the Stroud Terminal in connection with such proposed transaction. SCT shall be obligated to accept any proposed transaction meeting the criterion set forth in Section 1.2 above and that is otherwise in compliance with this Agreement.

1.4
In connection with any proposed transaction meeting the criterion set forth in Section 1.2, if USDM executes a definitive agreement with the associated counterparty (any such definitive agreement, a “Confirmed TSA”, and any such counterparty to a Confirmed TSA, a “Confirmed Counterparty”), then SCT and USDM shall enter into a back-to-back agreement (“B2B TSA”) in relation to such Confirmed TSA, with such B2B TSA varying only with respect to the base throughput fee, in accordance with Section 2.1.

2.	Compensation and Expenses

2.1	As full compensation for USDM marketing the Available Services:

(a)
With respect to any Confirmed TSA executed by USDM, USDM shall retain any and all compensation received by it under each Confirmed TSA after any payment to SCT under the associated B2B TSA, which shall conform with the following:

(i)
from the Effective Date of this Agreement through May 31, 2018, the throughput fee assessed by SCT in any B2B TSA shall be ****** (the “Base Throughput Fee”); effective June 1 of each year during the Initial Term and any Renewal Term, commencing with June 1, 2018, the Base Throughput Fee shall be adjusted by adjusting the Base Throughput Fee in effect immediately prior to such adjustment for 100% of any increase (on a percentage basis) in the most recent annual average all-items consumer price index for the South Region (overall index), as published by the United States Bureau of Labor Statistics relative to the immediately prior calendar year; and

(ii)
during each Renewal Term, the throughput fee assessed by SCT in any B2B TSA per month shall be the full fee under each Confirmed TSA until the aggregate of such fees result in Adjusted EBITDA of ****** United States dollars per month for the term of such Confirmed TSA (the “EBITDA Floor”) and thereafter the Base Throughput Fee. The EBITDA Floor shall be adjusted effective June 1 of each year during any Renewal Term, commencing June 1, 2021, by adjusting the EBITDA Floor in effect immediately prior to such adjustment effective date for 100% of any percentage increase in the annual average all-items consumer price index for the South Region (overall index), as published by the United States Bureau of Labor Statistics relative to the immediately prior calendar year). For purposes of this Agreement, the term “Adjusted EBITDA” shall be calculated based on the same methodology as USD Partners LP, the parent entity of SCT, calculates “Consolidated EBITDA” for purposes of its Credit Agreement, dated as of October 15, 2014, among USD Partners LP and USD Terminals Canada ULC, as Borrowers, Citibank, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer, U.S. Bank National Association, as L/C Issuer and the other lenders and agents party thereto, as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.

(b)
With respect to any Confirmed TSA executed directly by SCT, SCT shall retain only that portion of the compensation received by it under each Confirmed TSA equivalent to the payment it would have received from USDM under a B2B TSA pursuant to Section 2.1(a) had USDM executed the Confirmed TSA and entered into a B2B TSA with SCT in connection therewith, and shall pay the balance of the compensation received by it under such Confirmed TSA to USDM.

(c)

2.2
If any proposed transaction requires a capital improvement or modification to the Stroud Terminal, then USDM shall also pay the costs of such capital improvement or modification directly or shall reimburse SCT for such costs as they are incurred by SCT. Any such improvements or modifications to the Stroud Terminal will become the sole property of SCT.

2.3	Subject to the terms of this Agreement, all payment obligations between SCT and USDM shall be addressed in each B2B TSA.

2.4	USDM is solely responsible for any costs and expenses incurred by it in the performance of this Agreement.

2.5	USDM shall be responsible for all taxes with respect to any payments from USDP under this Section 2.

3.	Exclusive Development Rights

3.1
The Parties agree that during the Initial Term and any Renewal Term (collectively, the “Development Term”), USDM shall have the exclusive right to develop, own and operate any additional improvements or businesses at the Stroud Terminal or any portion of the property thereof other than any improvements existing as of the Effective Date and the provision of the Terminalling Services (collectively, “Development Projects”), provided that no Development Project may materially interfere with the provision by SCT of any Terminalling Services. SCT shall not, and shall not permit any other person or entity during the Development Term, to develop, construct or install any facilities or other improvements at the Stroud Terminal or any portion of the property thereof (other than the development, construction or installation of any facilities or other improvements related to the Terminalling Services by SCT) without the prior written approval of USDM, which approval maybe given or withheld in the sole and absolute discretion of USDM.

3.2
In the event that USDM desires to exercise its right to commence a Development Project at the Stroud Terminal pursuant to this Section 3, SCT agrees and covenants to fully cooperate with USDM in connection with each such Development Project and, without in any way limiting the foregoing, the following shall apply:

(a)
SCT shall sell, lease, grant an easement or otherwise convey to USDM, its Affiliates, its customers and/or any other third parties, on reasonable and arms-length terms and for reasonable and arms-length consideration, the rights to, or to use, those portions of the Stroud Terminal necessary for the development, ownership and operation of such Development Project, including, without limitation, permanent and/or temporary easements, access rights and development and use rights (the “Easements and Related Rights”) in, on, over, under and across the Stroud Terminal in connection with such Development Project, including, but not limited to, easements and related rights for access (including vehicle road access), rail purposes, utilities, drainage and storm water retention facilities, construction and grading (including for slopes and roads), aerial easements and for other general use purposes as necessary to support the commencement, completion and operation of such Development Project to or for the benefit of USDM or such other third parties as USDM shall reasonably request, provided that the location and terms of such Easements and Related Rights shall not materially interfere with the provision by SCT of the Terminalling Services;

(b)
In order to further implement the purpose and intention of this Agreement, prior to the commencement of any site work with respect to such Development Project, the Parties shall, each acting reasonably, timely and in good faith and in accordance with industry practice and custom, negotiate the terms of and enter into appropriate construction, reciprocal easement, joint use and operation, shared facilities or similar agreement(s) pertaining to the development, construction, operation and/or use of such Development Project and the Stroud Terminal;

(c)
In the event that any portion of the Stroud Terminal is damaged by any site work being performed by USDM pursuant to the rights granted to USDM hereunder, USDM shall promptly repair or replace the same at USDM’s sole cost and expense;

(d)
In the event that SCT determines that Developer is subjecting any such improvements to excess wear and tear, SCT shall have the right to charge Developer reasonable costs related to Developer’s use of any such improvements;

(e)	USDM shall indemnify, defend and hold harmless SCT and its Affiliates from and against all claims arising out of the performance or completion of any such Development Project; and

(f)
SCT covenants and agrees to cooperate with USDM and to use commercially reasonable efforts to cause any mortgagee or lender holding a superior lien on the Stroud Terminal to approve any property or other rights granted by SCT to USDM and agreements entered into pursuant to this Agreement, in each case to the extent required by the terms of the related loan documents, and to subordinate such mortgagee’s or lender’s lien to the rights and obligations granted thereunder.

3.3	Nothing in this Section 3 shall prevent SCT from developing, constructing or installing improvements to the Stroud Terminal to maintain the provision of the Terminalling Services.

4.	Term

This Agreement shall enter into force on the Effective Date and continue for a period of twenty (20) years (“Initial Term”). Following the Initial Term, this Agreement shall automatically renew for one (1) period of twenty years (the “Renewal Term”), unless USDM provides written notice of cancellation to SCT at least thirty (30) days in advance of the end of the Initial Term that it does not wish to renew the term of this Agreement.

5.	Relationship of the Parties

5.1
USDM is and shall at all times remain an independent contractor of SCT, and this Agreement shall not be construed to create any association, partnership, joint venture, employment or agency relationship between USDM and SCT for any purpose. USDM shall not have the authority (and shall not act, represent or hold itself out as having authority) to act as an agent or partner of SCT or otherwise to bind or commit SCT or any of its Affiliates to any obligation, contract, agreement or other legal commitment, or to pledge or extend credit in the name or on behalf of SCT. USDM’s business is completely separate from SCT’s business and this Agreement in no way merges or integrates the two businesses.

5.2
For purposes of this Agreement, an “Affiliate” means, with respect to a Party, any entity which: (a) controls, either directly or indirectly, such Party; (b) is controlled, directly or indirectly, by such Party; or (c) is directly or indirectly controlled by an entity which directly or indirectly controls such Party, where “control” means the direct or indirect ownership interest of more than fifty percent (50%) of the outstanding capital stock or other equity interests having ordinary voting power with respect to the management of such Party or entity.

6.	Confidentiality

The Parties agree to maintain the confidentiality of, and prevent the unauthorized use or disclosure of, (a) the terms and conditions of this Agreement and (b) all information provided by it to the other hereunder in the performance of this Agreement. Notwithstanding the foregoing, USDM shall be permitted to disclose the existence of this Agreement to potential counterparties in the performance of marketing services hereunder. Confidential information excludes information that was independently developed by the receiving Party without reference to or knowledge of the disclosing Party’s confidential information, information that was known to the receiving Party prior to disclosure by the disclosing Party and that is free from any obligation to keep it confidential, information that is within the public domain through no action on the part of the receiving Party, and information that was received from a third party who was under no obligation to keep such information confidential.

7.	Representations and Warranties
Each Party hereby represents and warrants to the other that:

(a)	the execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action and it has been validly executed and delivered;

(b)	this Agreement constitutes a legal, valid and binding obligation of it enforceable in accordance with its terms;

(c)	the execution and performance of this Agreement do not and will not conflict with or result in any breach or default under any other contract or agreement to which it is subject or a party; and

(d)	it shall perform this Agreement in compliance with all applicable federal, state, and local laws and regulations.

8.	Limitation of Liabilities

To the fullest extent permitted by law, neither Party shall be liable to the other Party for any indirect, incidental or consequential loss or damage or any exemplary or punitive damages, resulting from any act or omission of the breaching Party hereunder or related to the performance of or breach of this Agreement, whether in contract, tort or otherwise.

9.	Assignment

A Party may not assign this Agreement in whole or in part without the prior written consent of the other Party; provided that a Party may (on prior written notice to, but without the consent of the other Party) assign this Agreement in whole or in part to an Affiliate of such Party that has the technical capability, financial wherewithal and physical assets and infrastructure necessary to perform its obligations under this Agreement. Any assignment made in violation of this Section 9 shall be null and void ab initio. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

10.	No Subcontracting

Neither USDM’s performance under this Agreement, nor any of USDM’s rights or obligations under this Agreement, shall be subcontracted or delegated by USDM to a non-Affiliate of USDM without SCT’s prior written consent.

11.	Miscellaneous

11.1
Any expiration or termination of this Agreement shall be without prejudice to any rights, remedies, powers, obligations and liabilities in respect of this Agreement that accrued at or prior to such expiry or termination. Sections 6 (for an additional one year period), 8, 10 and 11 shall survive termination of this Agreement for any reason.

11.2
Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), e-mailed with confirmation of transmittal or receipt, or sent by reputable overnight courier service (charges prepaid):

if to USDM, to:    USD Marketing LLC
811 Main, Suite 2800

Houston, Texas 77002
Attn: General Counsel
Email: **************
if to SCT, to:        Stroud Crude Terminal LLC
811 Main, Suite 2800
Houston, Texas 77002
Attn: General Counsel
Email: **************
or to such other address or the attention of such other person as the recipient Party may specify by prior written notice to the sending Party. Any notice under this Agreement shall be deemed to have been given when so delivered or sent or, if mailed, five (5) days after deposit in the U.S. mail.

11.3
The Parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement shall be construed or interpreted to the disadvantage of any Party by reason of such Party having or being deemed to have structured or drafted such provision.

11.4
This Agreement embodies the entire agreement and understanding between the Parties relating to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral.

11.5
Section headings in this Agreement are included herein for reference purposes only and shall not constitute a part of this Agreement for any other purpose. The term “Section” herein shall refer to provisions of this Agreement unless expressly indicated otherwise

11.6
This Agreement shall be governed by and construed in accordance with the laws of State of Texas, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Texas.

11.7
Any dispute, controversy or claim of any kind whatsoever (whether sounding in contract, tort, equity or otherwise) arising out of or relating to this Agreement, including any question regarding its existence, breach, validity or termination or the relationship between the Parties, which cannot be amicably resolved through discussions between the Parties shall be finally settled by binding arbitration as follows:

(a)	the arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”);

(b)
the arbitral tribunal shall consist of three (3) arbitrators, of which, the claimant shall appoint one arbitrator at the time it submits its request for arbitration, the party acting as respondent shall appoint one (1) arbitrator with its answer to the request for arbitration, and the two (2) so-appointed arbitrators shall appoint a third (3rd) arbitrator who will act as president of the arbitral tribunal;

(c)	the seat of the arbitration shall be Houston, Texas; and

(d)	the language of the arbitration shall be English.

11.8
If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

11.9
This Agreement may be executed in multiple counterparts and by facsimile or other electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument. This Agreement shall not be binding upon any Party unless and until executed by both Parties.

11.10
Any amendment or modification to this Agreement must be made in writing and signed by both Parties. Any waiver by or on behalf of a Party for any breach of a provision of this Agreement must be expressed in writing, duly executed and delivered by the waiving Party in accordance with the notice provisions of this Agreement. No waiver by any Party shall operate or be construed as a waiver in respect of any failure or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise or delay in exercising any right or remedy arising from this Agreement shall operate or be construed as a waiver of such right or remedy.

[Signature page follows.]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by one of its duly authorized representatives as of the Effective Date.

USD MARKETING LLC

By:                  Name:
Title:

STROUD CRUDE TERMINAL LLC

By:
Name:
Title:

Signature Page to Marketing Services Agreement

Exhibit A
Real Property Comprising the Stroud Terminal